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EXPLANATORY NOTE

THIS FILING ON FORM 424(B)(2) IS BEING MADE TO CORRECT THE FILE NUMBER REFERRED TO IN THE PRIOR PROSPECTUS SUPPLEMENT SUBMITTED UNDER RULE 424(B)(2) AND FILED ON NOVEMBER 13, 2012 (SEC ACCESSION NO. 0001047469-12-010349), WHICH CONTAINED AN INCORRECT FILE NUMBER DUE TO A FILING ERROR. THIS FILING DOES NOT AMEND, MODIFY OR ALTER SUCH PREVIOUS FILING IN ANY OTHER RESPECT, AND THE ISSUER IS NOT OFFERING ADDITIONAL SECURITIES BY MEANS OF THIS PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 424(b)(2)
Commission File No. 333-184605

The information in this prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated November 12, 2012

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 26, 2012)

8,500,000 Common Units

Representing Limited Partner Interests

        We are selling 8,500,000 common units representing limited partner interests in MarkWest Energy Partners, L.P.

        Our common units are listed on the New York Stock Exchange under the symbol "MWE." The last reported sales price of our common units on the New York Stock Exchange on November 9, 2012 was $51.17 per common unit.

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors", which begin on page S-6 of this prospectus supplement, before you make an investment in our securities.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to MarkWest Energy Partners, L.P. (before expenses)	$	$

        We have granted the underwriters a 30-day option to purchase up to an additional 1,275,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 8,500,000 common units in this offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the common units on or about                        , 2012.

Book-Running Managers

Citigroup	BofA Merrill Lynch	Barclays
Goldman, Sachs & Co.	Morgan Stanley	UBS Investment Bank
Wells Fargo Securities	J.P. Morgan	RBC Capital Markets

The date of this prospectus supplement is                         , 2012

MARKWEST

MarkWest Operational Assets

Utica Shale
Pittsburgh Office
Antrim Shale
Corporate Office
Cadiz Office
Marcellus Shale
Woodford Shale
Tulsa Office
Granite Wash Formation
Huron/Berea Shale
Barnett Shale
Haynesville/Bossier Shale
Permian Basin
Houston Office
Eagle Ford Shale

SOUTHWEST

- Cotton Valley, Granite Wash, Haynesville , Woodford
- 1.6 Bcf/d gathering capacity
- 655 MMcf/d processing capacity
- 1.5 Bcf/d transmission capacity including Arkoma Connector
- Under construction:
  - 120 MMcf/d processing capacity in East Texas
  - 120 MMcf/d processing in Woodford Shale w/ Centrahoma

NORTHEAST

- Huron/Berea Shale
- 655 MMcf/d processing capacity
- 24 MBbl/d NGL fractionation facility
- 285 MBbl NGL storage
- NGL marketing by truck, rail, and barge

LIBERTY

- Marcellus Shale
- 390 MMcf/d gathering capacity
- 915 MMcf/d processing capacity
- 60 MBbl/d C3+ fractionator
- 90 MBbl NGL storage
- Under construction:
  - 2.0 Bcf/d processing capacity
  - 115 MBbl/d C2 fractionation
  - 50 MBbl/d Mariner West project

UTICA

- Utica Shale
- Joint Venture with EMG
- Under construction:
  - 385 MMcf/d processing in Harrison County, Ohio
  - 445 MMcf/d processing in Noble County, Ohio
  - 100 MBbl/d fractionation, storage, and marketing complex in Harrison County, Ohio

GULF COAST

- 140 MMcf/d cryogenic gas plant processing refinery off-gas
- 29 MBbl/d NGL fractionation capacity
- NGL marketing and transportation

MARKWEST

MARKWEST ENERGY PARTNERS, L.P.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" on page S-16 of this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements. We use words such as "could," "may," "predict," "will," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward-looking statements.

        These forward-looking statements are made based upon management's current expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors."

S-i

Prospectus Supplement

S-ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of this offering of common units, you should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference, including our historical financial statements and the notes thereto, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. Please read "Where You Can Find More Information" on page S-16 of this prospectus supplement. Please read "Risk Factors" beginning on page S-6 of this prospectus supplement and Part I—Item 1A. "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2011 and Part II—Item 1A. "Risk Factors" in our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 for information regarding risks you should consider before investing in our common units.

        For purposes of this prospectus supplement and the accompanying base prospectus, unless the context clearly indicates otherwise, "we," "us," "our" and the "Partnership" refer to MarkWest Energy Partners, L.P. and, when applicable, its consolidated subsidiaries; and "MarkWest Hydrocarbon" refers to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries.

MarkWest Energy Partners, L.P.

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the gathering, transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and are the largest natural gas processor and fractionator in the Appalachian region. We conduct our business in the following operating segments: Southwest, Northeast, Liberty and Gulf Coast. Further description of these segments is included in the periodic reports we file with the Securities and Exchange Commission ("SEC"), which are incorporated herein by reference.

        Our primary business strategy is to provide top-tier midstream services by developing and operating high-quality, strategically-located assets in the liquids-rich areas of the emerging resource plays in the United States.

        Execution of our business strategy has allowed us to grow substantially since our inception. The majority of our growth since 2007 has focused on the development of natural gas supplies in emerging resource plays. As a result, we now have a strong presence in the Woodford Shale, Haynesville Shale, Granite Wash, Marcellus Shale and Huron/Berea Shale, five emerging resource plays that are expected to be significant sources of domestic natural gas production. We are also currently developing our operations in the Utica Shale through MarkWest Utica EMG, L.L.C. ("MarkWest Utica"). MarkWest Utica is a joint venture with The Energy & Minerals Group ("EMG") which was formed in December 2011 and is focused on the development of significant gas gathering and processing and NGL fractionation, transportation and marketing infrastructure to serve producers' drilling programs in the Utica Shale in eastern Ohio.

        The following table summarizes our expenditures over time on acquisitions of businesses and non-controlling interests, organic growth capital in existing basins and organic growth capital in new basins (or plays), including equity investments. The amounts exclude the portion of our growth projects funded by contributions from our current and former joint venture partners.

Capital Investment

        For the nine months ended September 30, 2012, total capital spent to fund identified organic growth, expansion projects, acquisitions, and maintenance expenditures on our businesses was $1.7 billion.

PARTNERSHIP STRUCTURE AND MANAGEMENT

        The diagram below depicts our organization and ownership structure after giving effect to this offering, without giving effect to our Class A units issued in connection with our acquisition of MarkWest Hydrocarbon, Inc. in 2008 and assuming no exercise by the underwriters of their option to purchase additional units. All Class B Units are owned by an affiliate of EMG and are included in the public ownership percentage in the diagram below. The Class B Units were issued in December 2011 in connection with our acquisition of EMG's interest in MarkWest Liberty Midstream & Resources, L.L.C.

        For more details about our ownership structure, please read "Organizational Structure" included in Item 1 in our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

Management of MarkWest Energy Partners, L.P.

        Our general partner, which we indirectly own and control, has sole responsibility for conducting our business and for managing our operations. Our common unitholders have the right to elect the members of the board of directors of our general partner at our annual meeting of unitholders.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus supplement, and you should rely only on information contained in this prospectus supplement or incorporated herein by reference and any free writing prospectus filed in connection with this offering when making an investment decision.

The Offering

Common units offered by us	8,500,000 common units.
Option to purchase additional common units	1,275,000 common units.
Units outstanding before this offering	117,594,365 common units.
Units outstanding after this offering	126,094,365 common units, or 127,369,365 common units if the underwriters exercise in full their option to purchase an additional 1,275,000 common units.
Use of proceeds

We expect to receive net proceeds of approximately $             million from the sale of 8,500,000 common units offered by this prospectus supplement, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to fund our capital expenditure program, for general working capital and for other general partnership purposes.

Cash distributions

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement.

On November 14, 2012, we will pay a cash distribution of $0.81 per common unit for the third quarter of 2012 to unitholders of record as of November 7, 2012. The distribution of $0.81 per common unit, or $3.24 per common unit on an annualized basis, represents an increase of $0.01 per common unit, or 1.3%, compared to the second quarter of 2012 and an increase of $0.08 per common unit, or 11.0%, over the third quarter of 2011. Investors acquiring common units in this offering will not be entitled to participate in the cash distribution on November 14, 2012.

In general, we will pay any cash distributions we make each quarter to all our common and Class A unitholders, pro rata, and we will make distributions of Hydrocarbon Available Cash pro rata to our common unitholders. Our Class B Unitholders are not entitled to participate in any distributions of available cash with respect to their Class B units prior to the conversion of the Class B units into common units.

For a description of our cash distribution policy and the definition of Hydrocarbon Available Cash, please read "Cash Distribution Policy" in the accompanying base prospectus.
Issuance of additional common units	We can issue an unlimited number of common units without the consent of unitholders. Please read "Partnership Agreement—Issuance of Additional Securities" in the accompanying base prospectus.

Voting rights

Our general partner manages and operates us. Our common unitholders have the right to elect the members of the board of directors of our general partner annually by a plurality of the votes cast at a meeting of our unitholders. Our Class B Unitholders do not have voting rights.

Estimated ratio of taxable income to distributions

We estimate that a purchaser of common units in this offering who holds those common units from the date of the closing of this offering through December 31, 2015 will be allocated an amount of federal taxable income for that period that will be less than 20% of the cash distributed with respect to that period. Please read "Material Tax Consequences" in this prospectus supplement.

Material tax consequences

For a discussion of other material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences" in the accompanying base prospectus.

New York Stock Exchange symbol	"MWE".
Risk factors

You should read "Risk Factors" on page S-6 of this prospectus supplement and in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our common units.

RISK FACTORS

        Limited partnerships are inherently different from corporations. Before you invest in our securities, you should carefully consider those risk factors and all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus, including those in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, in evaluating an investment in our common units.

        If any of the risks discussed in the incorporated document were actually to occur, our business, financial condition or results of operations could be adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $             million from the sale of 8,500,000 common units offered by this prospectus supplement, after deducting underwriting discounts and estimated offering expenses. If the underwriters exercise their option to purchase 1,275,000 additional common units in full, the net proceeds, after deducting underwriting discounts and estimated offering expenses, will be approximately $             million. We intend to use the net proceeds from this offering, together with any net proceeds from the exercise of the underwriters' option, to fund our capital expenditure program, for general working capital and for other general partnership purposes.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2012:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to this common unit offering, assuming no exercise of the underwriters' option to purchase additional common units, and the application of net proceeds as described under "Use of Proceeds."

        This table is derived from, should be read together with, and is qualified in its entirety by reference to the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements, including the related notes, contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference in this prospectus supplement.

	As of September 30, 2012
	Actual		As Adjusted
	(in thousands)
Cash and cash equivalents(1)	$415,064		$

Total debt:
Credit Facility(2)	$—			$—
8.75% senior notes due 2018	80,998	(3)		80,998	(3)
6.75% senior notes due 2020	500,000			500,000
6.50% senior notes due 2021	499,151	(3)		499,151	(3)
6.25% senior notes due 2022	700,000			700,000
5.5% senior notes due 2023	742,705	(3)		742,705	(3)

Total debt	2,522,854			2,522,854
Equity:
Common units	1,745,672
Class B Units	752,531			752,531
Non-controlling interest in consolidated subsidiaries	122,737			122,737

Total equity	2,620,940

Total capitalization	$5,143,794		$

(1)
Includes $3.5 million of cash held in our non-wholly owned subsidiaries.

(2)
As of November 9, 2012, we and our wholly owned subsidiaries had no borrowings outstanding under the Credit Facility (excluding approximately $11.6 million of outstanding letters of credit).

(3)
Net of unamortized discount.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units are listed on the New York Stock Exchange ("NYSE") under the symbol "MWE." The last reported sale price of our common units on the NYSE on November 9, 2012 was $51.17. As of November 9, 2012, there were 149 holders of record of our common units.

	Unit Price
			Distribution Per Common Unit
Quarter Ended	High	Low			Record Date	Payment Date
December 31, 2012 (through November 9, 2012)	$55.95	$50.28		(1)	(1)	(1)
September 30, 2012	$55.04	$49.01	$0.81	(2)	November 7, 2012(2)	November 14, 2012(2)
June 30, 2012(2)	$60.32	$45.36	$0.80		August 6, 2012	August 14, 2012
March 31, 2012	$61.60	$53.51	$0.79		May 7, 2012	May 15, 2012
December 31, 2011	$56.82	$42.18	$0.76		February 6, 2012	February 14, 2012
September 30, 2011	$50.06	$39.00	$0.73		November 7, 2011	November 14, 2011
June 30, 2011	$51.70	$42.80	$0.70		August 1, 2011	August 12, 2011
March 31, 2011	$48.50	$40.80	$0.67		May 2, 2011	May 13, 2011
December 31, 2010	$43.51	$35.70	$0.65		February 7, 2011	February 14, 2011
September 30, 2010	$37.00	$31.50	$0.64		November 8, 2010	November 12, 2010
June 30, 2010	$33.45	$20.96	$0.64		August 2, 2010	August 13, 2010
March 31, 2010	$32.00	$26.05	$0.64		May 3, 2010	May 14, 2010
December 31, 2009	$29.94	$22.20	$0.64		February 5, 2010	February 12, 2010
September 30, 2009	$24.00	$17.87	$0.64		November 2, 2009	November 13, 2009
June 30, 2009	$20.00	$11.20	$0.64		August 3, 2009	August 14, 2009
March 31, 2009	$14.30	$7.30	$0.64		May 4, 2009	May 15, 2009

(1)
The distributions attributable to the quarter ending December 31, 2012 have not yet been declared or paid. We expect to declare and pay cash distributions for the fourth quarter of 2012 within 45 days following the end of the quarter.

(2)
The distributions attributable to the quarter ending September 30, 2012 have not yet been paid. Investors acquiring common units in this offering are not entitled to participate in the cash distribution to be paid on November 14, 2012.

MATERIAL TAX CONSEQUENCES

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Material Tax Consequences" beginning on page 31 in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

  Ratio of Taxable Income to Distributions.

        We estimate that a purchaser of common units in this offering who holds those common units from the date of the closing of this offering through December 31, 2015 will be allocated an amount of federal taxable income for that period that will be less than 20% of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase.

        Our estimate is based upon the assumption that our available cash for distribution will be sufficient for us to make quarterly distributions at current or higher levels to the holders of our common units, and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. This estimate and the assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, our estimate is based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that our estimate will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Tax Exempt Organizations and Other Investors

        Ownership of common units by tax-exempt entities and foreign investors raises issues unique to such persons. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors" beginning on page 41 of the accompanying base prospectus.

UNDERWRITERS (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters have agreed to purchase, severally and not jointly, and we have agreed to sell, the number of common units set forth opposite each underwriter's name.

Underwriters	Number of Common Units
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Total	8,500,000

        The underwriters are offering the common units subject to their acceptance of the common units from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the common units offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus supplement if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters' option to purchase additional common units described below.

        The underwriters have advised us that they initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $            per common unit under the public offering price. After the initial offering of the common units in this offering, the offering price and other selling terms may from time to time be varied by the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,275,000 additional common units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units.

Total
Per Common Unit
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        We estimate that our aggregate expenses for this offering, excluding underwriters' discounts and commissions, will be approximately $0.3 million.

        We and certain of our affiliates, including the directors and executive officers of our general partner, have agreed not to, without the prior written consent of Citigroup Global Markets Inc., directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units other than a distribution of common units pursuant to any recapitalization, unit split or other pro rata distribution to unitholders, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or other securities, in cash or otherwise, (3) cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible into or exercisable or exchangeable for common units or any other of our securities (other than a registration statement on Form S-8 in connection with employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof) or (4) publicly disclose the intention to do any of the foregoing for a period of 45 days from the date of this prospectus supplement. The above restrictions do not apply to our issuance or registration of common units (or equity incentive awards that upon vesting will result in issuance of common units) pursuant to our 2008 Long-Term Incentive Plan, as may be amended from time to time to increase the number of common units authorized for issuance thereunder, described in our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference. Additionally, the officers and directors of our general partner are permitted to (A) sell common units to satisfy tax withholding obligations in connection with issuance or vesting of equity incentive awards under our employee benefits plans, (B) sell common units pursuant to a trading plan under Rule 10b5-1 of the Exchange Act in existence on the date hereof (C) offer and sell Common Units pursuant to the Equity Distribution Agreement, dated November 7, 2012, among the Partnership, MarkWest Energy Operating Company, L.L.C. and Citigroup Global Markets Inc. and (D) enter into a trading plan under Rule 10b5-1 of the Securities Act, provided that such trading plan does not provide for sales of any common units (including, without limitations, common units that may be deemed to be beneficially owned by such officer or director in accordance with the rules and regulations of the SEC and common units that may be issued upon the exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units during the period commencing on the date of this prospectus supplement and ending on the 45th day after the date of this prospectus supplement and no public announcement or filing under the Exchange Act regarding the establishment of, or any modification to, such trading plan shall be required of or voluntarily made by or on behalf of such officer or director or us until after the expiration of such 45-day period. Citigroup Global Markets Inc., in its sole discretion, may release the common units and the other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and the other securities from the lock-up agreements Citigroup Global Markets Inc. will consider, among other factors, the unitholder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and the market conditions at the time.

        In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may purchase additional common units in connection with the offering, creating a short position in the common units for their own accounts. In addition, to cover purchases pursuant to the underwriters' option to purchase additional common units, or to stabilize the price of the common units, the underwriters may bid for, and purchase, common units in the open market. Finally, the underwriters may reclaim selling concessions allowed to the underwriters or a dealer for distributing the common units in the offering, if the underwriters repurchase previously distributed common units in transactions to cover underwriter short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common units above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        The offering of our common units by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have agreed to indemnify the several underwriters, and the underwriters have agreed to indemnify each other, against certain liabilities, including liabilities under the Securities Act.

        This prospectus supplement and the accompanying base prospectus may be used by the underwriters in connection with offers and sales of the common units in certain agented brokers' transactions; however, the underwriters are not obligated to engage in such agented brokers' transactions and may discontinue such activities without notice at any time.

Conflicts of Interest

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Affiliates of each of the underwriters are lenders under our Credit Facility and the underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform other services for us and our affiliates in the ordinary course of business.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of our assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in our assets, securities and instruments.

FINRA Conduct Rule

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Investors

  Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (ii)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (iii)
  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

  Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering of our common units does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

  Notice to Prospective Investors in the Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

  Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

  Notice to Prospective Investors in the EEA

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas. Members of Vinson & Elkins L.L.P. involved in this offering own an aggregate of approximately 2,550 of our common units.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference from the Partnership's annual report on Form 10-K for the year ended December 31, 2011 and the effectiveness of MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale from time to time of our common units and debt securities, including the common units covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering (excluding any information furnished but not filed pursuant to Item 2.02 or 7.01 on any current report on Form 8-K):

  •
  our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 28, 2012;

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 7, 2012;

  •
  our quarterly report on Form 10-Q for the quarter ended June 30, 2012, as filed with the SEC on August 6, 2012;

  •
  our quarterly report on Form 10-Q for the quarter ended September 30, 2012, as filed with the SEC on November 7, 2012;

  •
  our current reports on Form 8-K, as filed with the SEC on January 31, 2012, February 6, 2012, March 7, 2012, March 16, 2012, April 30, 2012, May 7, 2012 (two reports), May 14, 2012, May 30, 2012, June 5, 2012, June 29, 2012, August 10, 2012, August 17, 2012, October 31, 2012 and November 7, 2012;

  •
  the information responsive to Part III of Form 10-K for the year ended December 31, 2011 provided in our proxy statement filed on April 20, 2012; and

  •
  the description of our common units contained in our registration statement on Form 8-A filed on April 24, 2007, and any subsequent amendments or reports filed for the purpose of updating such description.

        These reports contain important information about us, our financial condition and our results of operations.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 1, Suite 1600
Denver, CO 80202-2137
Attention: Nancy K. Buese
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

PROSPECTUS

MarkWest Energy Partners, L.P.
MarkWest Energy Finance Corporation

Common Units
Debt Securities

        We may from time to time offer the following securities under this prospectus:

  •
  common units representing limited partner interests in MarkWest Energy Partners, L.P., and

  •
  debt securities of MarkWest Energy Partners, L.P.

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." We will provide information in the prospectus supplement for the trading market for any debt securities we may offer.

        MarkWest Energy Finance Corporation may act as co-issuer of the debt securities, and some or all other direct or indirect wholly-owned subsidiaries of MarkWest Energy Partners, L.P. (which we refer to as "Subsidiary Guarantors"), other than "minor" subsidiaries as such item is interpreted in securities regulation governing financial reporting for guarantors, may guarantee the debt securities.

        Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors," which begin on page 6 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2012

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell our debt securities or common units. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and MarkWest Energy Finance Corporation have filed with the Securities and Exchange Commission ("SEC") using a "shelf' registration process. Under this shelf registration process, we may offer from time to time our common units or debt securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus, any attached prospectus supplements and the additional information described below under "Where You Can Find More Information."

        For purposes of this prospectus, unless the context clearly indicates otherwise, "we," "us," "our" and the "Partnership" refer to MarkWest Energy Partners, L.P. and, when applicable, its consolidated subsidiaries; and "MarkWest Hydrocarbon" refers to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K);

  •
  Our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 28, 2012;

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 7, 2012 and for the quarter ended June 30, 2012, as filed with the SEC on August 6, 2012; and

  •
  Our current reports on Form 8-K as filed with the SEC on January 31, 2012, February 6, 2012, March 7, 2012, March 16, 2012, April 30, 2012, May 7, 2012 (two reports), May 14, 2012, May 30, 2012, June 5, 2012, June 29, 2012, August 10, 2012 and August 17, 2012.

  •
  The information responsive to Part III of Form 10-K for the year ended December 31, 2011 provided in our proxy statement filed on April 20, 2012.

        These reports contain important information about us, our financial condition and our results of operations.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 1, Suite 1600
Denver, CO 80202
Attention: Nancy K. Buese
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus and does not constitute a part of this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may read our filings on the SEC's website and at the SEC's Public Reference Room described above. Our common stock trades on the NYSE under the symbol "MWE." Reports that we file with the NYSE may be inspected and copied at the offices of the NYSE described above.

 FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We use words such as "could," "may," "predict," "will," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward-looking statements. These forward-looking statements are made based upon management's current expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors" in Part I, Item 1A. in our most recent annual report on Form 10-K and in Part II, Item lA in our most recent quarterly reports on Form 10-Q.

 ABOUT MARKWEST ENERGY PARTNERS

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the gathering, transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and we are the largest natural gas processor and fractionator in the Appalachian region.

        Our principal executive offices are located at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus or incorporated herein by reference when making an investment decision.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

 USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated.

	Year Ended December 31,
								Six Months Ended June 30, 2012
	2007		2008	2009		2010	2011
Ratio of Earnings to Fixed Charges		(1)	4.07x		(2)	1.28x	1.98x	4.55x

(1)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $56,490,000

(2)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $169,659,000

        For the six months ended June 30, 2012, our ratio of earnings to fixed charges, on a pro forma basis giving effect to our sale of $750 million aggregate principal amount of senior notes in August 7, 2012 and the use of proceeds therefrom, would have been 3.47x.

        For purposes of computing the ratio of earnings to fixed charges, "earnings" is the aggregate of the following items:

  •
  pre-tax income or loss from continuing operations before adjustment for non-controlling interest in consolidated subsidiaries or income or loss from equity investees;

  •
  plus fixed charges;

  •
  plus distributed income of equity investees;

  •
  plus amortization of capitalized interest;

  •
  plus (less) our share pretax losses (earnings) of equity investments; and

  •
  less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

        The term "fixed charges" means the sum of the following:

  •
  interest expense and capitalized interest, including the gain or loss on interest rate swaps and amortization of premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

 DESCRIPTION OF COMMON UNITS

The Units

        The common units, the Class A units and the Class B units represent limited partner interests in us. The holders of units (other than the Class B units) are generally entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under the Amended and Restated Partnership Agreement (as defined under "Partnership Agreement" below). For a description of the relative rights and preferences of holders of common units, Class A units and Class B units in and to partnership distributions, please read "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Amended and Restated Partnership Agreement, including voting rights, please read "Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Wells Fargo Bank, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, the Amended and Restated Partnership Agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the Amended and Restated Partnership Agreement;

  •
  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the Amended and Restated Partnership Agreement; and

  •
  makes the consents and waivers contained in the Amended and Restated Partnership Agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion. A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

DESCRIPTION OF OUR DEBT SECURITIES

General

        The debt securities will be:

  •
  our direct general obligations;

  •
  either senior debt securities or subordinated debt securities; and

  •
  issued under separate indentures among us and Wells Fargo Bank, National Association, as Trustee.

        MarkWest Energy Partners, L.P. may issue debt securities in one or more series, and MarkWest Energy Finance Corporation may be a co-issuer of one or more series of debt securities. MarkWest Energy Finance Corporation was incorporated under the laws of the State of Delaware in 2004, is wholly-owned by MarkWest Energy Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities will be limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section "Description of the Debt Securities," the terms "we," "us," "our" and "issuers" refer jointly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation, and the terms "MarkWest Energy Partners" and "MarkWest Finance" refer strictly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation, respectively.

        If we offer senior debt securities, we will issue them under a senior base indenture, dated as of November 2, 2010 among the issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, which will be amended and supplemented by a supplemental indenture to create the form and terms of each series of senior debt securities that may be issued, offered and sold hereunder. If we issue subordinated debt securities, we will issue them under a subordinated base indenture, which will be amended and supplemented by a supplemental indenture to create the form and terms of each series of subordinated debt securities that may be issued, offered and sold hereunder. The senior base indenture and a form of the subordinated base indenture are filed as exhibits to the registration statement of which this prospectus is a part, and any supplemental indenture to either of them will be filed as an exhibit to a Current Report on Form 8-K in connection with the issuance of any new series of debt securities offered and sold hereunder. We refer to each base indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an "indenture." We urge you to read the relevant base and supplemental indenture because these documents, and not the summaries below, will define your rights as a holder of debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether MarkWest Finance will be a co-issuer;

  •
  the guarantors of the debt securities, if any;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the assets, if any, that are pledged as security for the payment of the debt securities;

  •
  whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

  •
  the prices at which we will issue the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities; and

  •
  any changes to or additional events of default or covenants; and any other terms of the debt securities.

        We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

        If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of MarkWest Energy Partners specified in the prospectus supplement will unconditionally guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by some or all of our wholly-owned subsidiaries other than "minor" subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will identify the subsidiary guarantors and describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

        The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of MarkWest Energy Partners.

Consolidation, Merger or Asset Sale

        Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer's responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer's covenants in the indenture.

        However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer's assets, including:

  •
  the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring entity must assume the issuer's obligations under the indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default (as defined under "—Events of Default and Remedies" below) may exist.

        The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

        Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

        We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security;

  •
  reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

  •
  reduce the rate of or change the time for payment of interest on any debt security;

  •
  waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

  •
  make any debt security payable in currency other than that stated in the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

  •
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

  •
  except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

  •
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to establish the form of terms of any series of debt securities;

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for the assumption of an issuer's or guarantor's obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer's or guarantor's assets;

  •
  in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of MarkWest Energy Partners;

  •
  to add or release guarantors pursuant to the terms of the indenture;

  •
  to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

  •
  to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

  •
  to add any additional Events of Default; or

  •
  to secure the debt securities and/or the guarantees.

Events of Default and Remedies

        "Event of Default," when used in an indenture, will mean any of the following with respect to the debt securities of any series:

  •
  failure to pay when due the principal of or any premium on any debt security of that series;

  •
  failure to pay, within 60 days of the due date, interest on any debt security of that series;

  •
  failure to pay when due any sinking fund payment with respect to any debt securities of that series;

  •
  failure on the part of the issuers to comply with the covenant described under "—Consolidation, Merger or Asset Sale";

  •
  failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

  •
  certain events of bankruptcy, insolvency or reorganization of an issuer; or

  •
  any other Event of Default provided under the terms of the debt securities of that series.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

        Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

        We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

        Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

        None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer, the general partner of MarkWest Energy Partners or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however.

Payment and Transfer

        The Trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

        If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

        The Trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will not be required:

  •
  to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

  •
  to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

  Subordinated Debt Securities Subordinated to Senior Indebtedness

        The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of MarkWest Energy Partners. "Senior Indebtedness" will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

  Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  •
  we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

  •
  we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of MarkWest Energy Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

  •
  any other default on any Senior Indebtedness of MarkWest Energy Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

  No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Indebtedness that MarkWest Energy Partners may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

        The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC's nominee, Cede & Co. This means that we will not issue certificates to each holder. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of beneficial interests in global debt securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its Direct Participants are on file with the SEC.

        We will wire all payments on the global debt securities to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

        It is DTC's current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct Participants to owners of beneficial interests in the global debt securities, and voting by Direct Participants, will be governed by the customary practices between the Direct Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Direct Participants and not of DTC, the Trustee or us.

        Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

        Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

  (a)
  either:

  (1)
  all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

  (2)
  all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

  (b)
  we have paid or caused to be paid all other sums payable by us under the indenture; and

  (c)
  we have delivered an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

The Trustee

        Wells Fargo Bank, National Association will be the initial Trustee under each indenture. We maintain a banking relationship in the ordinary course of business with Wells Fargo Bank, National Association and some of its affiliates.

  Limitations on Trustee if it is a Creditor

        Each indenture will limit the right of the Trustee thereunder, in the event that it becomes a creditor of an issuer or guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Certificates and Opinions to be Furnished to Trustee

        Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us for action by the Trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Governing Law

        Each indenture and all of the debt securities will be governed by the laws of the State of New York.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, we distribute all of our available cash to our unitholders of record on the applicable record date. We will make distributions of available cash to all common unitholders and Class A unitholders, pro rata and we will make distributions of Hydrocarbon Available Cash (as defined below) pro rata to our common unitholders. Class B unitholders are not entitled to participate in our distributions of available cash or of Hydrocarbon Available Cash prior to their conversion into common units. For a description of the conversion of Class B units to common units, please read "Partnership Agreement—Partnership Class B Units."

        Definition of Available Cash.    We define available cash in the Amended and Restated Partnership Agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to our ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

        Contractual Restrictions on Our Ability to Distribute Available Cash.    Our ability to distribute available cash is contractually restricted by the terms of our credit agreement. Our credit agreement contains covenants requiring us to maintain certain financial ratios and a minimum net worth. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit agreement or our indentures governing our outstanding notes. There is no guarantee that we will pay a quarterly distribution.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the Amended and Restated Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, including the holders of Class B units that convert to common units upon liquidation, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

 PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the Third Amended and Restated Partnership Agreement dated February 21, 2008, as amended by the Amendment No. 1 dated December 29, 2011, which is referred to herein as the "Amended and Restated Partnership Agreement."

        We summarize the following provisions of the Amended and Restated Partnership Agreement elsewhere in this prospectus:

  •
  with regard to cash available for distribution, please read "Cash Distribution Policy."

  •
  with regard to the transfer of Partnership common units, please read "Description of the Common Units—Transfer of Common Units."

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the Amended and Restated Partnership Agreement.

Purpose

        Our purpose under the Amended and Restated Partnership Agreement is limited to serving as a member of our operating company, MarkWest Energy Operating Company, L.L.C., which we refer to as "Opco," and engaging in any business activities that may be engaged in by Opco or that are approved by MarkWest Energy GP, L.L.C. (the "General Partner"). All of our operations are conducted through Opco and its subsidiaries or MarkWest Hydrocarbon. We own 100% of the outstanding membership interest of Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before our initial public offering;

  •
  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"); or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires one of our common units from one of our unitholders and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the Amended and Restated Partnership Agreement subject to the terms thereof.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        Class A units represent limited partner interests in us and have identical rights and obligations of our common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to our ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock.

Partnership Class B Units

        Class B units represent limited partner interests in us that will convert into common units in five equal annual installments beginning on July 1, 2013. Further, prior to the conversion of the Class B units into common units, the Class B units are not entitled to vote on any matters on which the holders of common units are entitled to vote, other than those matters that disproportionately and adversely affect the rights and preferences of the Class B units in relation to other classes of interests in the Partnership. In such cases, the holders of Class B units are entitled to vote together as a single class. Class B units are not entitled to participate in any distributions of available cash prior to their conversion.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Amended and Restated Partnership Agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units in us plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the Amended and Restated Partnership Agreement; or

  •
  to take other action under the Amended and Restated Partnership Agreement constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the Amended and Restated Partnership Agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of us, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Amended and Restated Partnership Agreement.

        Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in Opco or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the Amended and Restated Partnership Agreement, or to take other action under the Amended and Restated Partnership Agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. We will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters specified below require a vote of our common unitholders.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the Amended and Restated Partnership Agreement

Certain amendments may be made by the General Partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding common units. Please read "—Amendment of the Amended and Restated Partnership Agreement."

Merger or the sale of all or substantially all of our assets	Majority of our outstanding common units. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of us	Majority of our outstanding common units. Please read "—Termination and Dissolution."
Amendment of the limited liability company agreement and other action taken by us as sole member of Opco

Majority of our outstanding common units if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company."

Additionally, we are prohibited from taking action that would disproportionately and adversely affect the rights and preferences of the Class B units in relation to other classes of interests in the Partnership without the consent of the holders of the Class B units.

Issuance of Additional Securities

        The Amended and Restated Partnership Agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units in us or other equity securities. Holders of any additional common units in us that we issue will be entitled to share equally with the then-existing holders of our common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

        In accordance with Delaware law and the provisions of the Amended and Restated Partnership Agreement, we may also issue additional partnership interests that, in the sole discretion of the General Partner, have special voting rights to which holders of our common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the Amended and Restated Partnership Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of our common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding common units.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

  •
  change the term of the Partnership;

  •
  provide that we are not dissolved upon an election to dissolve us by the General Partner that is approved by a majority of outstanding common units; or

  •
  give any person the right to dissolve us other than the General Partner's right to dissolve us with the approval of a majority of our outstanding common units.

        The provision of the Amended and Restated Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of our outstanding common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the Amended and Restated Partnership Agreement;

  •
  a change that, in the sole discretion of the General Partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the Amended and Restated Partnership Agreement to be made by the General Partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the Amended and Restated Partnership Agreement;

  •
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the Amended and Restated Partnership Agreement;

  •
  a merger or conveyance the sole purpose of which is to effect a change in the legal form of us to another limited liability entity;

  •
  a change in our fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in our best interest and the best interest of the limited partners;

  •
  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the Amended and Restated Partnership Agreement; or

  •
  are required to effect the intent of the provisions of the Amended and Restated Partnership Agreement or are otherwise contemplated by the Amended and Restated Partnership Agreement.

        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the Amended and Restated Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the Amended and Restated Partnership Agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of our outstanding common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of our outstanding common units, the General Partner is prohibited from consenting on our behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on our behalf permitted to be taken by a member of Opco in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The Amended and Restated Partnership Agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. The General Partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the Amended and Restated Partnership Agreement are satisfied, the General Partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. Our unitholders are not entitled to appraisal rights under the Amended and Restated Partnership Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the Amended and Restated Partnership Agreement. We will dissolve upon:

  •
  the election of the General Partner to dissolve us, if approved by the holders of a majority of our outstanding common units;

  •
  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of us; or

  •
  the withdrawal of the General Partner in violation of the Amended and Restated Partnership Agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw and cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the Amended and Restated Partnership Agreement:

  •
  the withdrawing General Partner must give 90 days' notice to the limited partners;

  •
  the successor general partner will be elected by a plurality of the votes of our unitholders at a special meeting or an annual meeting;

  •
  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

  •
  the successor general partner elected will automatically become the successor general partner or managing member of our subsidiaries; and

  •
  if the successor general partner is elected, we will not be dissolved and the successor general partner will continue the business of us.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as we are a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The Amended and Restated Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the board of the General Partner.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding and except for Class A units and Class B units as described above, unitholders or assignees who are record holders of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, our common units will not be voted.

        Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of our unitholders may be called by the General Partner or by our unitholders owning at least 20% of our outstanding common units. Our unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by our unitholders requires approval by holders of a greater percentage of our common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, or any person or group who acquires the units with the prior approval of the General Partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of our common units under the Amended and Restated Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

        The annual meeting of the limited partners holding our common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding our common units will vote together as a single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each of our common units is entitled to one vote for each of our common units that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that they are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders or the unitholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," our common units will be fully paid, and our unitholders will not be required to make additional contributions.

        An assignee of one of our common units, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The General Partner will vote and exercise other powers attributable to our common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of our common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read "Description of the Common Units—Transfer of Common Units."

Non-citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non-citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the Amended and Restated Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the General Partner;

  •
  any person who is or was an affiliate of the General Partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of us, Opco, any of their subsidiaries, the General Partner or any affiliate of us, Opco or any of their subsidiaries; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Amended and Restated Partnership Agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect the Partnership's Books and Records

        The Amended and Restated Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each limited partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

  •
  copies of the Amended and Restated Partnership Agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our or our subsidiaries' best interests, could damage us or our subsidiaries or which we or our subsidiaries are required by law or by agreements with third parties to keep confidential.

 MATERIAL TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Code, existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to MarkWest Energy Partners, L.P. and our subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

        We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder unless the amount of cash distributed exceeds the unitholder's adjusted tax basis in its units.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes income and gains derived from the exploration and production, refining, transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes and each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

          (a)   Neither we nor any of our operating subsidiaries has elected to be treated as a corporation for federal income tax purposes;

          (b)   For each taxable year, since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code; and

          (c)   Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins, L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative, or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

        Unitholders who are admitted as limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Also:

  (a)
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

  (b)
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Partnership for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Treatment of Securities Loans." Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

        A unitholder's tax basis in its units initially will be the amount paid for those units plus the unitholder's share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions, the unitholder's share of our losses, and any decreases in its share of our liabilities.

Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units may decrease the unitholder's share of our liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "—Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder's share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

        A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder's salary or active business income.

        In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us Passive losses that exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" generally is limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  interest expense allocated against portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

        In general, our items of income, gain, loss and deduction will be allocated amongst our unitholders in accordance with their percentage interests in us. However, in addition to allocations with respect to any Book-Tax Disparities, as described below, our Amended and Restated Partnership Agreement provides for special allocations to achieve economic uniformity between the Class B Units and the common units and allocate a portion of the Partnership's income away from the Class B Units to the extent that the common units receive distributions to which the Class B Units are not entitled.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our common units (a "Book-Tax Disparity"). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) his relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our Amended and Restated Partnership Agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

        A unitholder whose units are loaned (for example, a loan to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax on certain net investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

        Under our Amended and Restated Partnership Agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins, L.L.P. has not opined on the validity of this approach. Please read "—Uniformity of Units."

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs we incur in offering and selling our common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Bases of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis in the units sold. A unitholder's amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership, as opposed to a terminating partnership.

Uniformity of Units

        Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our Amended and Restated Partnership Agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

        A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our common units.

        Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-resident aliens and non-U.S. corporations, trusts or estates that own units will be treated as engaged in business in the United States because of their ownership of our common units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a non-U.S. corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain to the extent reflected in earnings and profits, and as adjusted for changes in the foreign corporation's "U.S. net equity." That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," part or all of a non-U.S. unitholder's gain may be treated as effectively connected with that unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our Amended and Restated Partnership Agreement designates our general partner.

        The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (2)   a statement regarding whether the beneficial owner is:

            (a)   a non-U.S. person;

            (b)   a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

            (c)   a tax-exempt entity;

          (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in several states, many of which impose an income tax on nonresident partners of partnerships doing business within the state. We may also own property or do business in other states in the future that impose income or similar taxes on nonresident persons owning an interest in us. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN MARKWEST ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS

        An investment in our common units or debt securities by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code, and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"). As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts ("IRAs") or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units or debt securities, among other things, consideration should be given to:

  (a)
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  (b)
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  (c)
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. For more information see "Material Tax Consequences" beginning on page 31 of this prospectus;

  (d)
  whether the investment is made solely in the interests of the ERISA Plan participants;

  (e)
  whether the investment would create any problems for the ERISA Plan's need for liquidity; and

  (f)
  whether making the investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units or debt securities is authorized by the appropriate governing instrument and is a proper investment for the plan. In addition, a fiduciary of an employee benefit plan may not deal with the plan's assets in his own interest, represent a person whose interests are adverse to the plan's in a transaction involving plan assets or receive any consideration from a third party in connection with a transaction involving plan assets. A violation of fiduciary requirements could result in liability for breach of fiduciary duty, disqualification from future fiduciary service, excise taxes and other adverse consequences to the ERISA Plan fiduciaries.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non- exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition and/or holding of debt securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the debt securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition, holding and, if applicable, conversion of the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, our debt securities should not be purchased or held (or converted to equity securities, in the case of any convertible debt) by a person investing "plan assets" of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Plan Asset Issues

        In addition to considering whether the purchase of our common units or debt securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

        The Department of Labor regulations, including 29 C.F.R. Section 2510.3-101, provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

  (a)
  the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws,

  (b)
  the entity is an "operating company," that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

  (c)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans that are subject to party of Title I of ERISA (which excludes governmental plans, foreign plans and non-electing church plans) and/or section 4975 of the Code.

        With respect to an investment in our common units, our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of benefit plan investors as required for compliance with (c)). With respect to an investment in our debt securities, our assets should not be considered "plan assets" under these regulations because such securities are not equity securities or, even if they are issued with a feature that allows their conversion to equity securities, the securities in which they will be convertible will satisfy the requirements in (a) and (b) above. However, although we do not intend for our assets to be deemed as "plan assets" under these regulations, we cannot provide assurances regarding this issue to any investor.

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and Similar Laws was intended to provide a brief summary of certain issues that employee benefit plans should consider before investing in our common units or debt securities, and should not be construed as legal advice. Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA, the Code and Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

Representation

        Accordingly, by acceptance of our common units or debt securities, each purchaser and subsequent transferee of the securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

 PLAN OF DISTRIBUTION

        Under this prospectus, we intend to offer our securities to the public:

  •
  through one or more broker-dealers;

  •
  through underwriters; or

  •
  directly to investors.

        We will fix a price or prices of our securities at:

  •
  market prices prevailing at the time of any sale under this registration statement;

  •
  prices related to market prices; or

  •
  negotiated prices.

        We may change the price of the securities offered from time to time.

        We will pay or allow distributors' or sellers' commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the New York Stock Exchange;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

        We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

        The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

        Because Financial Industry Regulatory Authority, Inc. ("FINRA") views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

        In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

 VALIDITY OF THE SECURITIES

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Vinson & Elkins L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement. Members of Vinson & Elkins L.L.P. involved in this offering own an aggregate of approximately 2,550 of our common units.

EXPERTS

        The financial statements incorporated in this registration statement by reference from the Partnership's Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

8,500,000 Common Units

Representing Limited Partner Interests

Prospectus Supplement

                   , 2012

Bookrunning Managers

Citigroup
BofA Merrill Lynch
Barclays
Goldman, Sachs & Co.
Morgan Stanley
UBS Investment Bank
Wells Fargo Securities
J.P. Morgan
RBC Capital Markets